UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 1, 2019

SMARTAG INTERNATIONAL, INC.

(Exact name of registrant issuer as specified in its charter)

File Number 000-53792

Nevada	81-0554149
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3651 Lindell Road Ste D269, Las Vegas, NV 89103
(Address of principal executive offices, including zip code)

Registrant’s phone number, including area code (702) 589-2176

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below): [ ]

¨      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

¨      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

¨      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

¨      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Effective March 1, 2019, Smartag International, Inc. (the “Company”) entered into entered into a supplementary agreement with PT Supratama Makmur Sukses (“PTSMS”) and Smartag’s wholly owned subsidiary Oreb Sdn Bhd (“OREB”) whereby:

(A)	In furtherance to the earlier JV agreement made on 27 February 2018, between Smartag and PTSMS to roll out the Mobisaria e-Wallet project, and the Share Swap Agreement made on July 26, 2018 to enable Smartag to acquire OREB as a wholly owned subsidiary, all three parties now agree to form a regional hub in Malaysia under OREB, which has Multimedia Super Corridor Tax Free Status in Malaysia specialising in online remittances and e-business. With this reorganization, OREB will provide Fintech research & development and technical support to PTSMS directly for the Mobisaria project which includes P2P transfers, e-commerce, micro finance, pawn broking and blockchain traceability and cryptocurrencies.

(B)	All Parties agree to extend the deadline for the formation of the Smartag’s 51% subsidiary with the appropriate licenses under the earlier JV agreement by another 12 months as the scope of the Indonesia operations has extended tremendously. As a result of PTSMS successfully entering into an MOU on December 12, 2018, with PT. Telekomunikasi Selular (“Telkomsel”), the largest mobile cellular operator in Indonesia, will enable Mobisaria to have nationwide payment gateways to four of the nation’s largest state owned banks including Bank Mandiri, Bank Negara Indonesia, Bank Rakyat Indonesia and Bank Tabungan tbk, covering the whole of Indonesia.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1       Supplementary Agreement between PT. Supratama Makmur Sejahtera, Smartag International, Inc. and Oreb Sdn. Bhd. Dated March 1, 2019.

99.2        Press Release dated March 1, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smartag International, Inc.

March 6, 2019

/s/ Lock Sen Yow

Name: Lock Sen Yow

Title: Chief Financial Officer